UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   David A. Hager
   Kerr-McGee Center
P.O. Box 25861
   OK, Oklahoma City 73125
2. Issuer Name and Ticker or Trading Symbol
   KERR-McGEE CORPORATION  (KMG)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (Right to Buy)   |$61.46  |     |    |           |   |     |05/14|Common Stock|       |       |16275       |D  |            |
                        |        |     |    |           |   |     |/2012|            |       |       |            |   |            |
                        |        |     |    |           |   |     | 1   |            |       |       |            |   |            |
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Option (Right to Buy)   |$68.7669|     |    |           |   |     |01/02|Common Stock|       |       |5535        |D  |            |
                        |        |     |    |           |   |     |/2008|            |       |       |            |   |            |
                        |        |     |    |           |   |     | 2   |            |       |       |            |   |            |
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Option (Right to Buy)   |$32.0122|     |    |           |   |     |01/03|Common Stock|       |       |904         |D  |            |
                        |        |     |    |           |   |     |/2005|            |       |       |            |   |            |
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Option (Right to Buy)   |$36.5854|     |    |           |   |     |01/02|Common Stock|       |       |2177        |D  |            |
                        |        |     |    |           |   |     |/2006|            |       |       |            |   |            |
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Option (Right to Buy)   |$47.2629|     |    |           |   |     |01/03|Common Stock|       |       |2509        |D  |            |
                        |        |     |    |           |   |     |/2004|            |       |       |            |   |            |
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Option (Right to Buy)   |$53.1843|     |    |           |   |     |01/04|Common Stock|       |       |520         |D  |            |
                        |        |     |    |           |   |     |/2003|            |       |       |            |   |            |
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Option (Right to Buy)   |$53.9688|     |    |           |   |     |07/13|Common Stock|       |       |2500        |D  |            |
                        |        |     |    |           |   |     |/2009|            |       |       |            |   |            |
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Option (Right to Buy)   |$54.16  |     |    |           |   |     |01/08|Common Stock|       |       |16575       |D  |            |
                        |        |     |    |           |   |     |/2012|            |       |       |            |   |            |
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Option (Right to Buy)   |$63.5313|     |    |           |   |     |01/11|Common Stock|       |       |300         |D  |            |
                        |        |     |    |           |   |     |/2010|            |       |       |            |   |            |
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Option (Right to Buy)   |$65.19  |     |    |           |   |     |01/09|Common Stock|       |       |11250       |D  |            |
                        |        |     |    |           |   |     |/2011|            |       |       |            |   |            |
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Option (Right to Buy)   |$65.7182|     |    |           |   |     |01/02|Common Stock|       |       |2066        |D  |            |
                        |        |     |    |           |   |     |/2007|            |       |       |            |   |            |
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
Explanation of Responses:
1. The expiration date of this grant was previously reported as 05/14/2002. The correct expiration date is 05/14/2012.
2. The expiration date of this grant was previously reported on Mr. Hager's Form 3 as 01/02/1998. The correct expiration date is 01/02/2008.
SIGNATURE OF REPORTING PERSON
David A. Hager
By: Anita L. Brodrick Per Attached Power Of Attorney